UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 1, 2008

WALTER INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13711	13-3429953
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

4211 W. Boy Scout Boulevard, Tampa, Florida

33607

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (813) 871-4811

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of January 1, 2008, Walter Industries, Inc. (the “Company”) adopted a new Involuntary Severance Benefit Plan (the “Severance Plan”) for salaried employees and non-union hourly employees of the Company and participating subsidiaries of the Company following the expiration of the Company’s previous severance plan.

Two of the Company’s named executive officers (as defined in the instructions to Item 5.02 of the Current Report on Form 8-K) are eligible to participate in the Severance Plan — Victor P. Patrick, Vice Chairman and General Counsel, and Joseph J. Troy, Executive Vice President and Chief Financial Officer.

The benefits under the Severance Plan for Messrs. Patrick and Troy are generally already provided for in their existing individual employment agreements and change-in-control agreements with the Company.  The Severance Plan, however, provides enhancements to their existing benefits in two circumstances.  If either individual’s position is eliminated by the Company or either individual terminates his employment after being requested to relocate in excess of 50 miles from the Company’s existing corporate headquarters (in each case, without “cause” as defined in the Severance Plan), that individual will receive 6 months of base pay and group life and health insurance benefits in addition to the 18 months provided by his existing employment agreement.  In addition, any unvested stock options or restricted stock units scheduled to vest on or before March 1 of the next succeeding year will vest upon such termination of employment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WALTER INDUSTRIES, INC.

By:	/s/ Catherine C. Bona
Title:	Catherine C. Bona
Vice President, Asst. General Counsel
and Secretary

Date:  January 7, 2008